Exhibit 99.1

News Release

Boeing World Headquarters
100 N. Riverside
Chicago, IL 60606-1596
www.boeing.com

Boeing Reports Quarterly Results and Raises Outlook

— Integrated Defense Systems delivers strong revenue growth and operating margins while Commercial Airplanes continues solid operating performance and raises delivery forecast

— 7E7 launch and Multi-mission Maritime Aircraft win bolster growth outlook

Financial Highlights:

•	Earnings Per Share (EPS)

-	Q2: $0.75 includes $0.23 benefit related to federal tax refund and $0.02 gain from sale of Boeing Capital’s commercial finance portfolio

•	Revenue

-	Q2: $13.1 billion

•	Operating Cash Flow

-	Q2: $1.4 billion, after $1.0 billion discretionary investment in pensions

•	Cash Balance

-	$6.2 billion on June 30, 2004

Selected Operating Highlights:

•	Integrated Defense Systems achieved strong revenue growth and margins across its broad portfolio of defense businesses; captured $3.9 billion contract to design U.S. Navy’s Multi-mission Maritime Aircraft (MMA); completed major design concept review on the Future Combat Systems program

•	Boeing Commercial Airplanes achieved strong operating margins on deliveries of 75 airplanes; launched the 7E7 with four airlines and 62 airplanes; won key orders from Air Tran Airways, China Airlines, Korean Air and GOL Airlines; delivered the first 777-300ER to Air France

•	Other Boeing Businesses on track as Boeing Capital completed the sale of its commercial finance unit while Connexion by BoeingSM launched commercial service with Lufthansa

Table 1. Summary Financial Results

	2nd Quarter		% Change	Six Months		% Change
(Millions, except per share data)	2004	2003		2004	2003
Revenues	$13,088	$12,717	3%	$25,991	$24,916	4%
Reported Net Income (Loss)	$607	$(192)	N.M.	$1,230	$(670)	N.M.
Reported Earnings (Loss) per Share[1]	$0.75	$(0.24)	N.M.	$1.52	$(0.84)	N.M.

Diluted EPS Impact of Non-Cash SFAS 142
Goodwill Impairment Charges					$(1.02)

Adjusted Earnings (Loss) per Share*	$0.75	$(0.24)	N.M.	$1.52	$0.18	N.M.

Average Diluted Shares for EPS[2]	812.3	800.1		811.2	800.1

[1]	Second quarter includes $0.23 per share related to a federal tax refund and $0.02 per share gain from the sale of Boeing Capital’s commercial finance unit, which is reported as discontinued operations. Six months also includes $0.12 related to a federal tax refund in the first quarter.
[2]	Average diluted shares in the second quarter of 2003 reflect basic shares due to the net loss reported in the quarter.
*	A complete definition and discussion of Boeing’s use of non-GAAP measures, identified by an asterisk (*), is attached at the end of the release.

CHICAGO, July 28, 2004 – The Boeing Company [NYSE: BA] reported strong earnings growth for the second quarter of 2004 with net income of $607 million, or $0.75 per share, on revenues of $13.1 billion. Results included a $0.23 per share benefit from a federal tax refund and a $0.02 per share gain from the sale of Boeing Capital Corporation’s (BCC) commercial finance portfolio, which was reported as discontinued operations. This compares with a net loss of $192 million, or $0.24 per share, on revenues of $12.7 billion in the second quarter of 2003.

“Boeing delivered strong results in the second quarter as we continued to execute well in our core businesses and invest for growth,” said Boeing President and CEO Harry Stonecipher. “Our Integrated Defense Systems business turned in another quarter of strong top-line growth and profitability while adding to its large backlog by winning the $3.9 billion MMA order from the U.S. Navy. Commercial Airplanes continued to deliver solid operating margins and made tremendous progress launching the 7E7 program with four airlines while receiving proposal acceptances from numerous additional customers. With our strong performance and improving outlook, we are raising our financial guidance for 2004 and 2005.”

The Company’s second-quarter earnings from operations totaled $0.6 billion (see Table 2), reflecting strong performance and growth in the Company’s defense businesses and higher operating earnings at its Commercial Airplanes unit.

Table 2. Earnings from Operations & Margins

	2nd Quarter		% Change	Six Months		% Change
(Millions, except margin percent)	2004	2003		2004	2003
Earnings (Loss) from Operations	$644	$(312)	N.M.	$1,468	$(695)	N.M.

Add Back: Goodwill Impairment Charges[1]					$913

Adjusted Earnings (Loss) from Operations*	$644	$(312)	N.M.	$1,468	$218	N.M.

Operating Margin	4.9%	(2.5)%	7.4 Pts	5.6%	(2.8)%	8.4 Pts
Adjusted Operating Margin*	4.9%	(2.5)%	7.4 Pts	5.6%	0.9%	4.7 Pts

[1]	See SEC filings, including Boeing press releases dated April 10, 2003, and April 23, 2003, for additional information.

Pre-tax expense for share-based plans totaled $164 million in the second quarter, reducing earnings per share by $0.13. These expenses are non-cash and are attributable to the Company’s equity compensation plans. Deferred stock compensation expense primarily attributable to vested and undistributed performance shares, which is separately determined based on the quarterly change in the Company’s stock price, reduced second-quarter earnings by $0.07 per share as the Company’s stock price rose significantly during the period.

The Company generated $2.4 billion of cash flow during the quarter before making a discretionary cash contribution to its pension plans totaling $1.0 billion (pre-tax). Operating cash flow for the second quarter, after pension contributions, was $1.4 billion (see Table 3). This latest pension contribution brings total discretionary contributions for the first half of 2004 to $2 billion.

Table 3. Cash Flow

	2nd Quarter		Six Months
(Millions)	2004	2003	2004	2003
Operating Cash Flow[1,2]	$1,449	$845	$1,544	$417
Less Property, Plant & Equipment, Net	$(112)	$(173)	$(294)	$(303)

Free Cash Flow*	$1,337	$672	$1,250	$114

[1]	Includes pension contributions totaling $1.0 billion in the second quarter of 2004, compared with $0.5 billion in the second quarter of 2003. The corresponding year-to-date numbers for 2004 and 2003 are $2.0 billion and $0.5 billion, respectively.
[2]	Second quarter 2004 operating cash flow includes $0.1 billion of cash received from customer-financing transactions and classified as operating cash flow, compared to $0.5 billion in the second quarter of 2003. The corresponding year-to-date numbers for 2004 and 2003 are $0.4 billion and $0.8 billion, respectively.

The Company’s cash balance at quarter-end totaled $6.2 billion, up from $4.0 billion at the end of the first quarter, due to the sale of Boeing Capital’s commercial finance portfolio to GE Capital and strong working capital performance (see Table 4). Boeing Capital debt fell $0.3 billion reflecting the unit’s announced strategy to reduce financing-portfolio growth and risk while the Company’s debt was unchanged at $4.7 billion. Boeing Capital announced that it will use a portion of the proceeds from the portfolio sale to redeem approximately $1 billion of debt. The redemption was completed on July 26 and will be reflected in third-quarter results.

Table 4. Cash and Debt Balances

	Quarter-End
(Billions)	2Q04	1Q04
Cash	$6.2	$4.0

Debt Balances:
The Boeing Company	$4.7	$4.7
Boeing Capital Corporation	$8.5	$8.8
Non-Recourse Customer Financing	$0.5	$0.5

Total Consolidated Debt	$13.7	$14.0

Segment Results

Integrated Defense Systems

During the second quarter, Integrated Defense Systems (IDS) delivered strong revenue growth and operating margins in its large defense and intelligence businesses. IDS revenues increased 9 percent to $7.2 billion, driven by growth in three of its four business segments (see Table 5). IDS delivered excellent second-quarter operating margins of 9.7 percent, reflecting outstanding program execution. Margins were up from a loss in the second quarter of 2003, which included a significant charge in the commercial launch and satellite businesses. IDS continued to strengthen its outstanding track record of capturing new business by partnering with Boeing Commercial Airplanes to win the U.S. Navy’s Multi-mission Maritime Aircraft contract totaling $3.9 billion.

Table 5. Integrated Defense Systems Operating Results

	2nd Quarter		% Change	Six Months		% Change
(Millions, except margin percent)	2004	2003		2004	2003
Revenues
Aircraft and Weapon Systems	$2,666	$2,540	5%	$5,687	$5,224	9%
Network Systems	$2,725	$2,233	22%	$5,206	$4,187	24%
Support Systems	$1,099	$1,019	8%	$2,206	$1,984	11%
Launch and Orbital Systems	$672	$770	(13)%	$1,480	$1,428	4%

Total IDS Revenues	$7,162	$6,562	9%	$14,579	$12,823	14%
Earnings (Loss) from Operations
Aircraft and Weapon Systems	$384	$372	3%	$860	$753	14%
Network Systems	$225	$101	123%	$406	$235	73%
Support Systems	$137	$107	28%	$281	$216	30%
Launch and Orbital Systems[1]	$(50)	$(1,009)	N.M.	$(113)	$(1,602)	N.M.

Total IDS Earnings (Loss) from Operations	$696	$(429)	N.M.	$1,434	$(398)	N.M.

Add Back: Goodwill Impairment Charges					$572

Adjusted Earnings (Loss) from Operations*	$696	$(429)	N.M.	$1,434	$174	N.M.

Operating Margins	9.7%	(6.5)%	16.2 Pts	9.8%	(3.1)%	12.9 Pts
Adjusted Operating Margins*	9.7%	(6.5)%	16.2 Pts	9.8%	1.4%	8.4 Pts

[1]	Includes SFAS 142 goodwill impairment charges totaling $572 million in the first quarter of 2003. Includes charges related to the commercial launch and satellite businesses totaling $1.1 billion in the second quarter of 2003.

Aircraft and Weapon Systems continued to build on its record of solid growth and excellent profitability. Revenues rose 5 percent to $2.7 billion on increased F/A-18, JDAM, and rotorcraft volume. Performance remained outstanding with operating margins of 14.4 percent driven by very strong execution on its production programs.

Network Systems delivered rapid growth and solid performance in the second quarter. Revenues rose 22 percent to $2.7 billion on increased activity in Future Combat Systems, Missile Defense and Proprietary programs. Operating margins were 8.3 percent as higher revenues and favorable program mix produced solid performance across its programs.

Support Systems continued its strong growth and excellent profitability during the quarter. Revenues increased 8 percent to $1.1 billion on significant increases in supply chain services, life-cycle customer support, and training systems and services. Operating margins grew to 12.5 percent on the higher revenue and strong program performance.

Launch and Orbital Systems’ second-quarter results were affected by the continued weakness in commercial space markets and cost growth in its commercial satellite business. Revenues fell 13 percent to $0.7 billion on lower satellite volume which offset one additional Delta II launch. Operating losses totaled $50 million reflecting cost growth on certain satellite programs partially offset by continued profitability on its NASA programs.

In addition to the MMA program, IDS won an important follow-on order for F/A-22 Raptors as well as numerous orders throughout the Aerospace Support business. At the end of the quarter, IDS contractual backlog totaled $41.2 billion, down slightly from $41.6 billion at the end of the first quarter. Unobligated backlog grew to $46.1 billion at the end of the quarter primarily due to the MMA contract win. Total IDS backlog, comprised of contractual and unobligated, was $87.3 billion.

Boeing Commercial Airplanes

Commercial Airplanes continued to aggressively manage for profitability while investing for long-term growth. Results for the second quarter reflect strong operating performance and increased investment in the new 7E7 airplane (see Table 6). Commercial Airplanes made important progress on the 7E7, launching the program in April with 50 airplanes from All Nippon Airways. Air New Zealand announced its selection of the 7E7 and 777 in May, and Blue Panorama and First Choice Airways selected the 7E7 in early July. Commercial Airplanes selected General Electric and

Rolls Royce as the engine suppliers for the airplane. Customer interest in the 7E7 remains very strong with accepted proposals from airlines around the world for over 200 airplanes.

Table 6. Commercial Airplanes Operating Results

(Millions, except deliveries & margin percent)	2nd Quarter		% Change	Six Months		% Change
	2004	2003		2004	2003
Commercial Airplanes Deliveries	75	74	1%	151	145	4%

Revenues	$5,671	$5,819	(3)%	$11,001	$11,516	(4)%
Earnings from Operations	$382	$313	22%	$734	$201	N.M.

Add Back: Goodwill Impairment Charges					$341

Adjusted Earnings from Operations*	$382	$313	22%	$734	$542	35%

Operating Margins	6.7%	5.4%	1.3 Pts	6.7%	1.7%	5.0 Pts
Adjusted Operating Margins*	6.7%	5.4%	1.3 Pts	6.7%	4.7%	2.0 Pts

Commercial Airplanes’ deliveries increased to 75 airplanes during the second quarter, but revenues fell by 3 percent to $5.7 billion reflecting a higher proportion of 737 deliveries. Operating earnings totaled $382 million and operating margins increased to 6.7 percent as Commercial Airplanes continued to deliver improved cost performance that offset lower revenues and higher development expenditures for the 7E7 program.

Commercial Airplanes captured 46 gross orders during the quarter, including key orders from Air Tran Airways, Korean Air, China Airlines and GOL Airlines. Commercial Airplanes also won orders for 14 747 special freighter modifications and kits. Contractual backlog totaled $62.2 billion at quarter-end, unchanged from the end of the first quarter.

Boeing Capital Corporation

Boeing Capital Corporation continued implementation of its new strategy to create value by supporting the operations of Boeing’s business units while reducing risk. During the second quarter, BCC announced the sale of its commercial finance unit to GE Capital for approximately $2 billion. All quarterly, year-to-date, and prior period results for the commercial finance unit are now reported as discontinued operations.

Second-quarter revenues remained essentially flat, while pre-tax income fell to $15 million as a result of the write down of an equity investment and lower gains on asset sales when compared with the second quarter of 2003 (see Table 7).

Table 7. Boeing Capital Corporation Operating Results

	2nd Quarter		% Change	Six Months		% Change
(Millions)	2004	2003		2004	2003
Revenues	$229	$232	(1)%	$480	$456	5%
Pre-Tax Income (Loss)[1]	$15	$60	(75)%	$88	$(66)	N.	M.
Discontinued Operations (After-Tax)[2]	$21	$8	163%	$30	$16	88%

[1]	Excludes discontinued operations from the sale of BCC’s commercial finance unit.
[2]	Net income from discontinued operations included $7 million from April 2004 through May 2004 and $14 million of gain on the sale of its commercial finance unit.

In addition to the sale of the commercial finance unit, normal portfolio run-off and depreciation offset new business volume and resulted in a customer-financing portfolio of $10.0 billion at the end of the second quarter. The allowance for losses on finance leases and notes receivable at the end of the second quarter remained relatively stable at 5.1 percent, up slightly from 4.9 percent at the end of the first quarter. Leverage, as measured by the ratio of debt-to-equity, was 4.7-to-1, up from 4.4-to-1 at the end of the first quarter.

At quarter-end, nearly all of BCC’s portfolio was related to Boeing products and services (primarily commercial aircraft), up from 80 percent at the end of the first quarter, due to the sale of the commercial finance unit.

“Other” Segment

The “Other” segment consists primarily of the Connexion by BoeingSM and Boeing Technology units, as well as certain results related to the consolidation of all business units. For the second quarter, losses from operations were $124 million, up from the second quarter of 2003 as a result of higher spending on Connexion by BoeingSM and expenses associated with exiting certain real estate leases. During the quarter, Connexion by BoeingSM successfully launched commercial service with Lufthansa.

Outlook

The Company is raising its 2004 outlook for earnings to reflect the additional tax refund recognized during the second quarter. The Company is also increasing its 2005 outlook for earnings to reflect expected higher deliveries of commercial airplanes as well as lower than previously anticipated pension and retiree medical expense (see Table 8).

Defense and intelligence markets are expected to remain strong in 2004 and 2005. Conditions in the commercial space market are expected to remain challenging. Commercial airplane markets are slowly improving with higher deliveries forecast for 2005 and further delivery recovery expected in 2006. Development of the 7E7 is timed for delivery into stronger markets in 2008. These market conditions, combined with a strong focus on operational execution, underpin the Company’s outlook for solid revenue and earnings growth.

The airline industry environment remains mixed with trends varying between carriers and regions. A number of low-cost carriers continue to gain market share, remain profitable and order new airplanes. There have been encouraging signs that the global economy and air traffic are recovering and that airline interest is increasing, though higher fuel prices have dampened airline profits, particularly in the US. Commercial Airplanes is experiencing increased demand for 737s as airline passengers continue to value frequent, direct routes, and airlines focus on reducing costs. As a result, the Company expects airplane deliveries to increase in 2005, followed by a further gradual increase in 2006. Demand for aircraft spares continues to improve and is expected to strengthen as this market recovers more fully in 2005.

Commercial Airplanes’ delivery forecast for 2004 is unchanged at approximately 285 airplanes. The delivery forecast for 2005 has been increased from approximately 300 airplanes to between 315 and 320 airplanes, driven by increased demand for single-aisle airplanes. The delivery forecast is essentially sold out for 2004 and 92-percent sold for 2005 at the bottom end of the range. The increase in deliveries is reflected in improved Commercial Airplanes revenue and operating earnings guidance ranges.

The Company expects its defense and non-commercial space businesses to continue performing well in their growing markets. IDS anticipates continued growth and performance in its Network Systems segment, driven by programs such as Future Combat Systems, Multi-mission Maritime Aircraft and the Company’s leading position in missile defense, intelligence, and DoD network-centric programs. The Aircraft and Weapon Systems and Support Systems segments also are expected to continue delivering strong results. The Company’s outlook contemplates signing the proposed contract to deliver 100 767 tankers to the U.S. Air Force in 2005.

The Company’s 2004 revenue outlook is unchanged at +/- $52 billion. Revenue guidance for 2005 is unchanged at between $57 billion and $59 billion and reflects higher Commercial Airplanes revenues partially offset by lower BCC revenues due to the sale of the commercial finance portfolio.

Earnings-per-share guidance for 2004 is increased from between $2.05 and $2.25 per share to between $2.25 and $2.45 per share. For 2005, earnings-per-share guidance is increased from between $2.20 and $2.45 per share to between $2.35 and $2.60 per share. Costs totaling $52 million, or $0.04 per share, for the retirement of approximately $1 billion of BCC debt (related to BCC’s former commercial finance portfolio) that was redeemed at a premium on July 26, 2004, will be reflected in Boeing’s third-quarter 2004 results.

The Company’s forecast for operating cash flow in 2004 remains in the range of $3.0 to $3.5 billion and now includes $2 billion in discretionary contributions to the Company’s pension plans made in the first and second quarters as well as the tax refunds. The Company now expects operating cash flow for 2005 to be greater than $5.0 billion, up from greater than $4.5 billion previously. During the guidance period, the Company will continue to evaluate making additional discretionary payments to its pension plans. The Company expects capital expenditures in 2004 to be approximately $1 billion and expenditures in 2005 to be approximately $1.5 billion.

The Company expects research and development investment between 3.25 and 3.75 percent of revenue in 2004 and between 3.5 and 4.0 percent in 2005 as investment increases on the 7E7 program.

Table 8.FinancialOutlook

(Billions, except per share data)	2004	2005
The Boeing Company
Revenues	+/- $52	$57 - $59
Earnings Per Share (GAAP)[1]	$2.25 - $2.45	$2.35 - $2.60
Operating Cash Flow[2]	$3.0 - $3.5	> $5.0

Boeing Commercial Airplanes
Deliveries	~ 285	315 - 320
Revenues	~ $20	$23 - $24
Operating Margin	4.5% - 5.5%	> 5.5%

Integrated Defense Systems
Revenues
Aircraft and Weapon Systems	$11.0 - $11.3	Stable
Network Systems	$11.1 - $11.4	Significant Growth
Support Systems	$4.4 - $4.8	Moderate Growth
Launch and Orbital Systems	$2.7 - $3.1	Modest Growth

Total IDS Revenues	$29.2 - $30.6	About 10% Growth

Operating Margin
Aircraft and Weapon Systems	12.5% - 13.0%	Continued Strong
Network Systems	8.5% - 9.0%	High Single Digit
Support Systems	12.3% - 12.8%	Continued Strong
Launch and Orbital Systems	(6.0)% - (4.0)%	Low Single Digit

Total IDS Operating Margin	9.3% - 9.8%	Improving, Slightly Below 10%

Boeing Capital Corporation
Portfolio Growth, Net[3]	~ $(2.0)	< $0.5
Revenue	~ $1.0	~ $1.0
Return on Assets[4]	~ 0.8%	> 1%

[1]	Includes $0.35 per share for tax refunds in 2004
[2]	After $2 billion of discretionary pension contributions in 2004
[3]	Includes sale of commercial finance portfolio
[4]	Includes the forecast expenses associated with the redemption of $1 billion in bonds at a premium during the third quarter of 2004 related to the sale of BCC’s commercial finance portfolio for about $2 billion. BCC’s return on assets is expected to be >1% in 2004 excluding this charge.

Non-GAAP Measure Disclosure

The following definitions are provided for non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used by the Company within this disclosure. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently.

Adjusted Financial Results

The Company reports adjusted earnings per share, earnings from operations, and operating margins excluding SFAS 142 goodwill charges. Management believes that because goodwill is a non-cash charge related to past acquisitions, adjusting the Company’s financial results to exclude goodwill provides investors with a clearer perspective on the current underlying operating performance of the Company. Management uses earnings from operations excluding goodwill charges as an internal measure of business operating performance.

Adjusted Earnings per Share

The Company defines adjusted earnings per share as GAAP earnings per share less SFAS 142 goodwill charges. Table 1 reconciles GAAP EPS and adjusted EPS.

Adjusted Earnings from Operations (or Adjusted Operating Losses)

The Company defines adjusted earnings from operations as GAAP earnings from operations less SFAS 142 goodwill charges. Tables 2, 5, and 6 reconcile GAAP earnings from operations and adjusted earnings from operations.

Adjusted Operating Margin

The Company defines adjusted operating margin as the adjusted earnings from operations (defined above) divided by revenues. Tables 2, 5, and 6 reconcile GAAP operating margins and adjusted operating margins.

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant, and equipment, net. GAAP operating cash flow includes inter-company cash received from the sale of aircraft by Commercial Airplanes for customers who receive financing from BCC. In the second quarter of 2004, the contribution to operating cash flow related to customer deliveries of Boeing airplanes financed by BCC totaled approximately $0.1 billion, compared with $0.5 billion for the second quarter of 2003.

GAAP investing cash flow includes a reduction in cash for the intercompany cash paid by BCC to Commercial Airplanes, as well as an increase in cash for amounts received from third parties, primarily customers paying amounts due on aircraft financing transactions. The majority of BCC’s customer financing is funded by debt and cash flow from BCC operations.

Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 3 provides a reconciliation between GAAP operating cash flow and free cash flow.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this report may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; our successful execution of internal performance plans, price escalation, production rate increases and decreases (including any reduction in or termination of an aircraft product), acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS No. 142 review; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns including the 717 program and the launch of the 7E7 program and U.S. and foreign government procurement activities, including the timing of procurement of tankers by the U.S. Department of Defense (DoD); the cyclical nature of some of our businesses; unanticipated financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; significant and prolonged disruption to air travel worldwide (including future terrorist attacks); global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal proceedings; tax settlements with the IRS; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in our SEC filings, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2003 and Form 10-Q for the period ending March 31, 2004.

# # #

Cxxxx

Contact:

Investor Relations:	Dave Dohnalek or Bob Kurtz (312) 544-2140
Communications:	John Dern or Anne Eisele (312) 544-2002

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollars in millions except per share data)	Six months ended June 30		Three months ended June 30
	2004	2003	2004	2003
Sales and other operating revenues	$25,991	$24,916	$13,088	12,717
Cost of products and services	(21,586)	(22,137)	(10,875)	(11,621)
Boeing Capital Corporation interest expense	(173)	(179)	(89)	(90)

	4,232	2,600	2,124	1,006
Income/(loss) from operating investments, net	40	15	27	9
General and administrative expense	(1,528)	(1,393)	(824)	(788)
Research and development expense	(996)	(798)	(522)	(437)
Gain/(loss) on dispositions, net	6	12	6	5
Share-based plans expense	(283)	(233)	(164)	(119)
Goodwill impairment	(3)	(913)	(3)
Impact of September 11, 2001, recoveries/(charges)		15		12

Earnings (loss) from continuing operations	1,468	(695)	644	(312)
Other income, net	225	33	66	17
Interest and debt expense	(169)	(185)	(85)	(92)

Earnings (loss) before income taxes	1,524	(847)	625	(387)
Income tax (expense)/benefit	(324)	161	(39)	187

Net earnings (loss) from continuing operations	1,200	(686)	586	(200)
Income from discontinued operations, net of taxes	16	16	7	8
Net gain on disposal of discontinued operations, net of taxes	14		14

Net earnings (loss)	$1,230	$(670)	$607	$(192)

Basic earnings (loss) per share from continuing operations	$1.49	$(0.86)	$0.72	$(0.25)
Income from discontinued operations, net of taxes	0.02	0.02	0.01	0.01
Net gain on disposal of discontinued operations, net of taxes	0.02		0.02

Basic earnings (loss) per share	$1.53	$(0.84)	$0.75	$(0.24)

Diluted earnings (loss) per share from continuing operations	$1.48	$(0.86)	$0.72	$(0.25)
Income from discontinued operations, net of taxes	0.02	0.02	0.01	0.01
Net gain on disposal of discontinued operations, net of taxes	0.02		0.02

Diluted earnings (loss) per share	$1.52	$(0.84)	$0.75	$(0.24)

Cash dividends paid per share	$0.37	$0.34	$0.20	$0.17

Average diluted shares (millions)	811.2	800.1	812.3	800.1

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Financial Position

(Unaudited)

(Dollars in millions except per share data)	June 30 2004	December 31 2003
Assets
Cash and cash equivalents	$6,184	$4,633
Accounts receivable	4,598	4,466
Current portion of customer financing	732	857
Income taxes receivable		199
Deferred income taxes	1,729	1,716
Inventories, net of advances and progress billings	4,255	5,338
Assets of discontinued operations	571	2,135

Total current assets	18,069	19,344
Customer financing	10,823	10,052
Property, plant and equipment, net	8,252	8,339
Goodwill	1,923	1,913
Other acquired intangibles, net	1,006	1,035
Prepaid pension expense	10,416	8,542
Deferred income taxes	1,352	1,242
Other assets	2,442	2,519

	$54,283	$52,986

Liabilities and Shareholders’ Equity
Accounts payable and other liabilities	$14,198	$13,514
Advances in excess of related costs	3,473	3,464
Income taxes payable	725	277
Short-term debt and current portion of long-term debt	2,575	1,144

Total current liabilities	20,971	18,399
Accrued retiree health care	5,847	5,745
Accrued pension plan liability	6,629	6,629
Deferred lease income	803	775
Long-term debt	11,084	13,299
Shareholders’ equity:
Common shares, par value $5.00 - 1,200,000,000 shares authorized; Shares issued – 1,011,870,159 and 1,011,870,159	5,059	5,059
Additional paid-in capital	3,212	2,880
Treasury shares, at cost – 171,344,867 and 170,388,053	(8,359)	(8,322)
Retained earnings	15,300	14,407
Accumulated other comprehensive income/ (loss)	(4,152)	(4,145)
ShareValue Trust Shares – 41,537,823 and 41,203,694	(2,111)	(1,740)

Total shareholders’ equity	8,949	8,139

	$54,283	$52,986

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended June 30
(Dollars in millions)	2004	2003
Cash flows - operating activities:
Net earnings/(loss)	$1,230	$(670)
Adjustments to reconcile net earnings/(loss) to net cash (used)/provided by operating activities:
Non-cash items:
Impairment of goodwill	3	913
Share-based plans expense	283	233
Depreciation	634	713
Amortization of other acquired intangibles	46	46
Amortization of debt discount/premium and issuance costs	8	8
Pension expense/(income)	150	(99)
Investment/asset impairment charges, net	60	56
Customer financing valuation provision	39	179
Net gain on disposal of discontinued operations	(21)
Gain on dispositions, net	(6)	(21)
Other charges and credits, net	(5)	49
Non cash adjustments related to discontinued operations	26	37
Changes in assets and liabilities –
Accounts receivable	(119)	82
Inventories, net of advances, progress billings and reserves	276	(331)
Accounts payable and other liabilities	435	392
Advances in excess of related costs	9	(155)
Income taxes receivable, payable and deferred	483	(503)
Deferred lease income	28	(42)
Prepaid pension expense	(2,013)	(479)
Other acquired intangibles, net	(3)
Accrued retiree health care	102	151
Other	(101)	(142)

Net cash provided by operating activities	1,544	417

Cash flows - investing activities:
Customer financing and properties on lease, additions	(395)	(1,035)
Customer financing and properties on lease, reductions	150	446
Discontinued operations, customer financing reductions	106	117
Property, plant and equipment, net additions	(294)	(303)
Acquisitions, net of cash acquired	(36)	(71)
Proceeds from dispositions of discontinued operations	1,581
Proceeds from dispositions	90	100
Contributions to investment in strategic and non-strategic operations	(38)	(78)
Proceeds from investment in strategic and non-strategic operations	119	67

Net cash (used)/provided by investing activities	1,283	(757)

Cash flows - financing activities:
New borrowings		1,143
Debt repayments	(728)	(991)
Stock options exercised, other	(32)	20
Common shares repurchased	(204)
Dividends paid	(312)	(286)

Net cash (used) by financing activities	(1,276)	(114)

Net increase/(decrease) in cash and cash equivalents	1,551	(454)
Cash and cash equivalents at beginning of year	4,633	2,333

Cash and cash equivalents at end of period	$6,184	$1,879

The Boeing Company and Subsidiaries

Business Segment Data

(Unaudited)

(Dollars in millions)	Six months ended June 30		Three months ended June 30
	2004	2003	2004	2003
Sales and other operating revenues:
Commercial Airplanes	$11,001	$11,516	$5,671	$5,819
Integrated Defense Systems:
Aircraft and Weapon Systems	5,687	5,224	2,666	2,540
Network Systems	5,206	4,187	2,725	2,233
Support Systems	2,206	1,984	1,099	1,019
Launch and Orbital Systems	1,480	1,428	672	770

Total Integrated Defense Systems	14,579	12,823	7,162	6,562
Boeing Capital Corporation	480	456	229	232
Other	265	500	131	272
Accounting differences/eliminations	(334)	(379)	(105)	(168)

Sales and other operating revenues	$25,991	$24,916	$13,088	$12,717

Earnings (loss) from continuing operations:
Commercial Airplanes	$734	$201	$382	$313
Integrated Defense Systems:
Aircraft and Weapon Systems	860	753	384	372
Network Systems	406	235	225	101
Support Systems	281	216	137	107
Launch and Orbital Systems	(113)	(1,602)	(50)	(1,009)

Total Integrated Defense Systems	1,434	(398)	696	(429)
Boeing Capital Corporation	88	(66)	15	60
Other	(228)	(182)	(124)	(64)
Accounting differences/eliminations	(106)	79	(36)	54
Share-based plans expense	(283)	(233)	(164)	(119)
Unallocated (expense)/income	(171)	(96)	(125)	(127)

Earnings (loss) from continuing operations	1,468	(695)	644	(312)
Other income/(expense), net	225	33	66	17
Interest and debt expense	(169)	(185)	(85)	(92)

Earnings (loss) before income taxes	1,524	(847)	625	(387)
Income tax (expense)/benefit	(324)	161	(39)	187

Net earnings (loss) from continuing operations	$1,200	$(686)	$586	$(200)

Income from discontinued operations, net of taxes	16	16	7	8
Net gain on disposal of discontinued operations, net of taxes	14		14

Net earnings (loss)	$1,230	$(670)	$607	$(192)

Effective income tax rate	21.3%	19.0%	6.2%	48.3%

Research and development expense:
Commercial Airplanes	$476	$314	$251	$157
Integrated Defense Systems:
Aircraft and Weapon Systems	202	166	95	88
Network Systems	131	95	71	53
Support Systems	30	33	14	18
Launch and Orbital Systems	94	134	57	86

Total Integrated Defense Systems	457	428	237	245
Other	63	56	34	35

Total research and development expense	$996	$798	$522	$437

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

Deliveries	Six Months				2nd Quarter
	2004		2003		2004		2003
Commercial Airplanes
717	6	(4)	6	(5)	3	(1)	3	(3)
737 Next-Generation	105		85		50		44
747	9		10		4		4
757	8		9		4		4
767	4	(1)	16	(1)	3		7
777	19		19		11		12

Total	151		145		75		74

Note: Commercial Airplanes deliveries by model include deliveries under operating lease, which are identified by parentheses.

Integrated Defense Systems
Aircraft and Weapon Systems:
Chinook International New Builds	—		—		—		—
Apache (New Builds)	—		—		—		—
F/A-18E/F	25		20		12		9
T-45TS	4		7		2		3
F-15	2		2		1		1
C-17	8		9		3		4
C-40	—		1		—		—
Network Systems
Satellites:	—		—		—		—
Launch and Orbital Systems:
Delta II	1		2		1		1
Delta IV	—		1		—		—
Satellites	2		3		1		2

Contractual backlog (Dollars in billions)	June 30 2004	March 31 2004	December 31 2003
Commercial Airplanes	$62.2	$62.2	$63.9
Integrated Defense Systems:
Aircraft and Weapon Systems	19.7	20.2	19.4
Network Systems	12.3	11.4	11.7
Support Systems	6.1	6.5	5.9
Launch and Orbital Systems	3.1	3.5	3.9

Total Integrated Defense Systems	41.2	41.6	40.9

Total contractual backlog	$103.4	$103.8	$104.8

Unobligated backlog	$46.1	$44.2	$50.6

Workforce	157,000	157,000	157,000